Exhibit 10.23

EXECUTION VERSION

September 26, 2019

MEILI AUTO HOLDINGS LIMITED

CONVERTIBLE NOTE INSTRUMENT

Constituting $40,000,000 Principal Amount of Convertible Notes

Convertible into Ordinary Shares of

Meili Auto Holdings Limited

THIS CONVERTIBLE NOTE INSTRUMENT (this “Instrument”) is made on September 26, 2019 by and between:

(1)

MEILI AUTO HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose registered office is at office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Issuer”); and

(2)

SYNERGY INVESTMENT CO. LTD, an exempted company incorporated under the laws of the Cayman Islands whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Initial Noteholder”),

each a party and together the parties.

WHEREAS:

(A)

The Issuer and the Noteholder have entered into a Convertible Note and Warrant Purchase Agreement on September 18, 2019 (the “Purchase Agreement”), pursuant to which the Issuer agrees to authorize and issue, and the Noteholder agrees to subscribe for, $40,000,000 in aggregate principal amount of unsubordinated and unsecured convertible notes (the “Convertible Notes”), convertible into fully paid Ordinary Shares of the Issuer.

(B)

The Issuer has in accordance with its Shareholders Agreement and the Memorandum and Articles of Association and by a resolution of its Board and a resolution of its Shareholders, resolved to create, authorize and issue the Convertible Notes to the Noteholder constituted as provided below.

NOW THIS INSTRUMENT WITNESSES AND THE ISSUER DECLARES as follows:

1	INTERPRETATION

1.1 The following expressions have the following meanings:

“ADSs” shall mean, after the consummation by the Issuer of an initial public offering on the Applicable Stock Exchange, the American Depositary Shares representing the Ordinary Shares;

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. With respect to any specific Person, “control” in this Instrument shall have the meaning ascribed to it in Rule 144 under the United States Securities Act of 1933, and shall be deemed to exist for any party (a) when such party holds more than fifty percent (50%) of the outstanding voting securities of such Person; (b) when such party holds not more than fifty per cent (50%) of the outstanding voting securities of such Person but effectively owns the power over the management or the direction of business operations of such Person through contractual arrangements or otherwise; or (c) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law. The terms “controlling” and “controlled” have meanings correlative to the foregoing;

“Annual Interest” has the meaning given to it in Section 4.1;

“Applicable Law” has the meaning given to it in Section 1.7;

“Applicable Stock Exchange” means the New York Stock Exchange or the Nasdaq Global Select Market, or any other international or domestic stock exchange as mutually agreed by the Issuer and the Noteholder;

“Benchmark Price” means, in respect of an Ordinary Share on a particular date, (i) prior to the consummation of an IPO (or if at any time the Ordinary Shares cease to be publicly listed), the Conversion Price applicable to such Ordinary Share and (ii) after the consummation of an IPO (and so long as the Ordinary Shares remain publicly listed), the volume-weighted average price (“VWAP”) of the closing sales prices of such Ordinary Share (calculated based on the closing price of the ADSs divided by the applicable ratio of Ordinary Share per ADS) for each of the ten (10) Business Days ending on such date on the Applicable Stock Exchange on which the Ordinary Shares may at the time be publicly listed;

“Board” means the board of directors of the Issuer;

“Business Day” means any day when the Applicable Stock Exchange on which the Ordinary Shares may at the time be publicly listed is open for dealing business, provided that if no VWAP or closing price, as the case may be, is reported in respect of the relevant ADS or Ordinary Shares on the Applicable Stock Exchange, for one or more consecutive dealing days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of dealing days. If at any time the Ordinary Shares are not publicly listed, the “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the PRC, Hong Kong or the Cayman Islands are required by law to be closed;

“Capital Distribution” means any distribution of assets in specie charged or provided or to be provided for in the accounts of the Issuer for any financial period (whenever paid or made and however described) but excluding a cash Dividend and a distribution of assets in specie in lieu of a cash Dividend (and for these purposes a distribution of assets in specie includes without limitation an issue of shares or other securities credited as fully or partly paid-up (other than Ordinary Shares credited as fully paid) by way of capitalization of reserves); provided that a purchase or redemption of the Ordinary Shares by or on behalf of the Issuer shall not constitute a Capital Distribution or be taken into account in determining whether any other Dividend or distribution shall constitute a Capital Distribution unless in the case of purchases of the Ordinary Shares by the Issuer, the average price per Ordinary Share (before expenses) on any one day in respect of such purchases exceeds the Benchmark Price per Ordinary Share either: (1) on that date; or (2) where an announcement has been made (excluding, for the avoidance of doubt, any general authority for such purchases given by a Shareholders’ meeting of the Issuer, or any notice convening such meeting) of the intention to purchase the Ordinary Shares at some future date at a specified price, on the Business Day immediately preceding the date of such announcement in which case such purchase shall be deemed to constitute a Capital Distribution in the amount of the aggregate price paid (before expenses) in respect of such Ordinary Shares purchased by the Issuer;

“Company Competitor” means any of daikuan.com (易鑫), xin.com (优信金融), cheok.com ( 备胎好车), ZAA (中安车贷), Canguchedai (灿谷车贷), souche.com (大搜车), 德易汽车金 融, 联众金融 and their respective Affiliates;

“Conversion Date” has the meaning given to it in Section 8.2(a)(ii);

“Conversion Notice” has the meaning given to it in Section 8.2(a)(i);

“Conversion Period” has the meaning given to it in Section 8.1(a);

“Conversion Price” means the price per Ordinary Share at which the Ordinary Shares will be issued upon exercise of the Conversion Rights, such price initially being $2.2529 per Ordinary Share, subject to adjustment in accordance with the terms of this Instrument;

“Conversion Right” has the meaning given to it in Section 8.1; “Convertible Notes” has the meaning given to it in the Recitals;

“Debt Securities” means any present or future indebtedness in the form of, or represented by, bonds, debentures, notes, loan stock or other debt securities but shall exclude any indebtedness constituted by loan agreements with lenders not involving the issue of securities;

“Designated Office” means the Issuer’s principal place of business in 20/F, China Brocade, Greenland Center, Wangjing Hongtai East Street, Chaoyang District, Beijing, China (中国北 京市朝阳区望京宏泰东街绿地中心（中国锦）20 层), as may be changed from time to time;

provided that any change in the Designated Office shall be notified to the Noteholder in accordance with Section 16;

“Dividend” means any dividend or distribution, whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes, without limitation, an issue of Ordinary Shares or other securities credited as fully or partly paid-up) provided that:

(a)

where a cash Dividend is declared which is to be, or may at the election of a holder or holders of the Ordinary Shares be, satisfied by the issue or delivery of the Ordinary Shares or other property or assets, then, the Dividend in question shall be treated as a cash Dividend of an amount equal to the greater of (i) the amount of the cash Dividend so declared; and (ii) the Benchmark Price on the date of declaration of such Dividend of such Ordinary Shares or the Fair Market Value of other property or assets to be issued or delivered in satisfaction of such Dividend (or which would be issued if all holders of the Ordinary Shares elected therefor, regardless of whether any such election is made); and

(b)	any issue of the Ordinary Shares falling within Section 8.3(b) shall be disregarded; “Early Repurchase” has the meaning given to it in Section 12.2;

“Early Repurchase Price” has the meaning given to it in Section 12.2;

“Equivalent Amount” has the meaning given to it in Section 8.2(b)(iv);

“Event of Default” has the meaning given to it in Section 14.1;

“Existing ESOP Plan” means such share option plans, share incentive scheme or other schemes and agreements of similar nature approved by Board pursuant to which 26,994,966 Ordinary Shares are reserved for issuance or grant to the directors, officers, employees, consultants and/or advisers of the Issuer or its Subsidiaries;

“Fair Market Value” means, with respect to any assets, security, option, warrants or other right on any date, the amount that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, for such asset, security, option, warrant or other right as determined jointly by the Board of the Issuer and the Noteholder; provided, that if the Board and the Noteholder are unable to agree on the fair market value per share of the Ordinary Shares within twenty (20) days after the date at which the Fair Market Value is to be determined, such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm selected by the Noteholder;

“Financial Indebtedness” means any indebtedness for or in respect of,

(a)

monies borrowed including any loans or advances from Shareholders or their respective Affiliates (other than loans, in respect of which, the relevant creditor’s right to payment during the course of a winding-up of the Issuer (howsoever occasioned) is subordinated to the Noteholder’s such right of payment pursuant to the rights conferred on them pursuant to this Instrument);

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes (other than the Convertible Notes), debentures, loan stock or any similar instrument;

(d)	the amount of any Liability in respect of any lease or hire purchase contract which would be treated as a finance or capital lease;

(e)	any receivable sold or discounted (otherwise than on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(h)	the amount of any Liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above,

without taking any amount into account more than once in any calculation of Financial Indebtedness;

“Group” means the Issuer and its Subsidiaries together with any branch of the aforementioned entities and each other Person from time to time directly or indirectly controlled by the foregoing;

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China;

“Purchase Agreement” has the meaning given to it in the Recitals;

“IPO” means the firm-commitment underwritten initial public offering by the Issuer of its Ordinary Shares pursuant to a registration statement (or equivalent document) that is filed with and declared effective by either the SEC under the Securities Act or another governmental authority for a registration equivalent process in a jurisdiction other than the United States;

“Issuer” has the meaning given to it in the Preamble;

“Issue Date” means, in respect of any Convertible Note, the date of issue of such Convertible Note;

“Instrument” has the meaning given to it in the Preamble;

“Liabilities” means, with respect to any Person, liabilities or obligations of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise;

“Liquidation Event” means (i) any merger, amalgamation or consolidation of any member of the Group with or into any Person, or any other corporate reorganization, or any other transaction or series of transactions relating to any member of the Group, as a result of which the Shareholders of the Issuer immediately prior to such transaction or series of transactions will cease to own a majority of the equity securities or voting power of the surviving entity immediately following the consummation of such transaction or series of transactions, (ii) a single transaction or a series of related transactions in which a Person, or a group of related Persons, acquires any equity securities of the Issuer such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds equity securities of the Issuer representing more than fifty percent (50%) of the outstanding voting power of the Issuer, (iii) or any sale, transfer, lease, license or other disposition of all or substantially all of the assets of the Group either in terms of quantities or value to a third party unaffiliated with the Group; or (iv) any voluntary or involuntary dissolution, liquidation or winding-up of the Group;

“Maturity Date” has the meaning given to it in Section 2.2;

“Memorandum and Articles of Association” means the Sixth Amended and Restated Memorandum and Articles of Association of the Issuer, as may be further amended, modified, supplemented or restated from time to time;

“normal office hours” means 9 a.m. to 5 p.m. on a Business Day;

“Noteholder” means the Initial Noteholder or any holder of the Note Certificates registered on the Company’s Register of Noteholder following a valid transfer of any Convertible Note pursuant to this Instrument;

“Note Certificate” has the meaning given to it in Section 5.1;

“Ordinary Shares” means the ordinary shares with a par value of $0.0001 each in the share capital of the Issuer;

“Outstanding Convertible Notes” refer to all of the Convertible Notes issued other than:

(a)	those which have been repurchased (and with respect of which the Repurchase Price (or Early Repurchase Price, as applicable) has been paid in full to the Noteholder);

(b)

those with respect to which the Noteholder has exercised its Conversion Rights and for which the relevant number of Ordinary Shares has been issued to the Noteholder in accordance with this Instrument; or

(c)

those Convertible Notes that have been mutilated or defaced or that are alleged to have been lost or stolen and, in each case, in respect of which replacement Convertible Notes have been issued pursuant to Section 15;

“Permitted Transferees” mean (i) the Affiliates of the Noteholder; and (ii) any funds, vehicles or accounts directly or indirectly controlled or managed (in each case, solely or jointly) by the Noteholder and/or any Affiliates of the Noteholder (including the general partners, members and limited partners thereof);

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity;

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan;

“Preferred Shares” means the convertible, redeemable, preferred shares of the Issuer, with a par value of $0.0001 each in the share capital of the Issuer, including Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and any other preference shares of any class or series (if any);

“Principal Amount” means (i) in respect of the Convertible Notes, $40,000,000, expressed in US Dollar; and (ii) in respect of any Outstanding Convertible Notes from time to time, the principal amount that equals $40,000,000 multiplied by a fraction, the the numerator of which is the Outstanding Convertible Notes at such time, and the denominator of which is the (ii) amount of the Outstanding Convertible Notes as of the Issue Date;

“Qualified IPO” means a public offering of the shares or other securities of the Issuer (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Issuer for the purposes of public offering) on the New York Stock Exchange or NASDAQ with a price per share to the public in such offering implying a pre-offering valuation of the Issuer of not less than US$900,000,000 and resulting in gross proceeds to the Issuer in excess of US$100,000,000 (prior to underwriting commissions and expenses), or as otherwise approved by the holders of a majority of the issued and then outstanding Preferred Shares. For the avoidance of doubt, any Liquidation Event with a price per share implying a valuation of the Issuer of not less than US$1,000,000,000 upon the consummation of which (i) the Noteholders receive shares or cash of any Person listed on New York Stock Exchange or NASDAQ, Hong Kong Stock Exchange, Shanghai Stock Exchange or Shenzhen Stock Exchange or (ii) the Noteholders receive cash consideration for their Notes, in each case, which realizes the same economic return to the Noteholder as such Noteholder would have received in a public offering would also constitute as a Qualified IPO;

“Repurchase Notice” has the meaning given to it in Section 12.4;

“Repurchase Price” has the meaning given to it in Section 12.1;

“Registration Date” has the meaning given to it in Section 8.2(b)(iii);

“Registration Rights Agreement” means a registration right agreement by and between the Issuer and the Noteholder, dated the Issue Date, substantially in the form of Schedule 5 hereto;

“Register of Noteholders” has the meaning given to it in Section 6.1;

“SEC” means the U.S. Securities and Exchange Commission;

“Security” has the meaning given to it in Section 7.1;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Series A-1 Preferred Shares” means the series A-1 preferred shares of the Issuer, par value $0.0001 per share;

“Series A-2 Preferred Shares” means the series A-2 preferred shares of the Issuer, par value $0.0001 per share;

“Series B-1 Preferred Shares” means the series B-1 preferred shares of the Issuer, par value $0.0001 per share;

“Series B-2 Preferred Shares” means the series B-2 preferred shares of the Issuer, par value $0.0001 per share;

“Shareholders” means the shareholders of the Issuer from time to time;

“Shareholders Agreement” has the meaning given to it in Section 10.1;

“Shareholder Payment Event” has the meaning given to it in Section 12.2(b);

“Significant Subsidiary” means Huachang Finance Leasing (China) Co., Ltd. (华昌融资租赁 (中国)有限公司), Meili Auto (Beijing) Internet Technology Co., Ltd. (美利车(北京)网络技 术有限公司), Tiandao Jiran (Beijing) Finance Leasing Co., Ltd. (天道计然(中国)融资租赁 有限公司) and Tianjin Chenguang Shengtong Commercial Factoring Co., Ltd. (天津晨光盛通商业保理有限公司), the VIE Entity and any member of the Group whose annual revenue constitutes 10% or more of the consolidated annual revenue of the Group;

“Subsidiary” includes, in relation to any Person: (i) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) more than fifty per cent (50%) of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity; (ii) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) not more than fifty per cent (50%) of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity but effectively controls (either directly or through one or more other Subsidiaries) the management or the direction of business operations of such company or business entity through contractual arrangements or otherwise; and (iii) any company or business entity which at any time has its accounts consolidated with those of that Person or which, under the applicable accounting principles from time to time, should have its accounts consolidated with those of that Person;

“Target Pre-offering Per Share Price” means $2.8966;

“Transferee” has the meaning given to it in the Section 6.2;

“Transaction Documents” means the Purchase Agreement, this Instrument, the Note Certificates, the Warrant Instrument, the Warrant Certificates, the Director Indemnification Agreement, the Registration Rights Agreement and all the other documents or written agreements entered into in connection with the transactions contemplated hereby to which the Issuer, the Noteholder or the respective Affiliates of the foregoing Persons is a party;

“US Dollar, USD” or “$” means the legal currency of the United States of America;

“VIE Arrangements” means the series of contractual agreements (including Exclusive Technology Consultation and Service Agreement, Exclusive Option Agreement, Equity Pledge Agreement and Proxy Agreement) entered into by and among Meili Auto (Beijing) Internet Technology Co., Ltd. (美利车(北京)网络技术有限公司), the VIE Entity, Ms. Zhang Qiu Hong (PRC ID: 320102195603130425) and Mr. Xu Wen (PRC ID: 321002198310247311), pursuant to which the VIE Entity and all of the equity interests therein shall be ultimately controlled by the Issuer;

“VIE Entity” means Beijing Feima Changyou Information Technology Co., Ltd. (北京费马畅 游信息科技有限公司) which, for the purpose of this Instrument, is a Significant Subsidiary of the Issuer;

“Warrants” means a fully detachable and transferable warrants of the Issuer to purchase USD20,000,000 of the Ordinary Shares as constituted by the warrant instrument executed by the Issuer on or about the date hereof and issued with the benefit of, and subject to, the terms and conditions set out therein; and

“VWAP” has the meaning given to it in the definition of Benchmark Price.

1.2 Headings used in this Instrument are for ease of reference only and shall be ignored in interpreting this Instrument.

1.3 References to Conditions, Sections and Schedules are references to Conditions, Sections and Schedules of or to this Instrument.

1.4 Words and expressions in the singular include the plural and vice versa and words and expressions importing one gender include every gender.

1.5 “fully-diluted” or any variation thereof means all of the issued and outstanding Ordinary Shares, treating the maximum number of Ordinary Shares issuable under any issued and outstanding convertible securities (including but not limited to any convertible securities, warrants, options and any preferred shares) and all Ordinary Shares reserved for issuance under any equity-based employee incentive plan or arrangement with respect to the securities of the Issuer, including such employee incentive plan then in effect, as issued and outstanding;

1.6 “as-converted” or any variation thereof means that the calculation should be made assuming that the all issued and outstanding preferred shares have been converted into Ordinary Shares;

1.7 References to any laws, regulations, ordinance, statute, legislation or enactment (the “Applicable Laws”) shall be construed as a reference to such laws, regulations, ordinance, statute, legislation or enactment as may be amended or re-enacted from time to time and for the time being in force.

1.8 References in this Instrument to principal, premium, interest (including the Catch-up Interest, if applicable) and other payments payable by the Issuer shall be deemed also to refer to any additional amounts which may be payable under Section 13 or any undertaking or covenant given in addition thereto or in substitution therefor pursuant to this Instrument.

2	PRINCIPAL AMOUNT AND ISSUE OF CONVERTIBLE NOTES

2.1 The Issuer hereby authorizes and issues the Convertible Notes in the aggregate principal amount of $40,000,000 pursuant to the Purchase Agreement. The aggregate amount of the Convertible Notes shall, subject to the provisions for repurchase, redemption and conversion hereof, as applicable, mature and be payable in full on the Maturity Date.

2.2 For the purpose of this Instrument, the “Maturity Date” shall be the third (3rd) anniversary of the date of this Instrument (i.e., September 25, 2022); provided that, if the Noteholder delivers an extension notice in writing to the Designated Office of the Issuer no later than five (5) Business Days before the third (3rd) anniversary of the date hereof, the Maturity Date shall be extended to the fourth (4th) anniversary of the date of this Instrument (i.e., September 25, 2023).

3	STATUS

3.1 Unless previously converted pursuant to this Instrument and subject to compliance with applicable securities laws, the Convertible Notes constitute direct, freely tradable, unconditional, unsecured and unsubordinated obligations of the Issuer. The Convertible Notes shall rank senior in right of payment to any claim by the equity holders (including holders of Preferred Shares) of the Issuer; and to any of the Issuer’s other indebtedness that is expressly subordinated in right of payment to the Convertible Notes, pari passu in right of payment to any of the Issuer’s other present and future indebtedness and Liabilities that are direct, unsecured, unconditional and unsubordinated, and junior in right of payment to (i) any of the Issuer’s secured indebtedness incurred in accordance with this Instrument to the extent of the value of the assets securing such indebtedness and (ii) indebtedness incurred by the Issuer’s Subsidiaries incorporated in the PRC in their ordinary course of business. The Convertible Notes do not hold any preference or priority among themselves.

4	ANNUAL INTEREST AND CATCH UP INTEREST

4.1 Interest shall be payable on the Principal Amount of the Convertible Notes, at a fixed rate equal to 8% per annum (“Annual Interest”), payable semi-annually in cash in arrears. Accrued interest on the Convertible Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for any partial months, on a pro rata basis based on

4.2 In addition to the Annual Interest set out in Section 4.1 above, with respect to any portion of the Convertible Notes that have not been repurchased in accordance with Section 12.2 or converted in accordance with Section 8 prior to the Maturity Date, such portion of the Convertible Notes shall bear an interest in addition to the Annual Interest at a fixed rate equal to 9% per annum (the “Catch-up Interest”) accruing from the Issue Date through the Maturity Date with respect to such portion of the Convertible Notes to the extent not converted or repaid, payable on the Maturity Date.

4.3 The Principal Amount or interest accrued on the Notes (including the Annual Interest and the Catch-up Interest) may not be prepaid prior to the Maturity Date without the written consent of the Noteholder.

5	FORM AND TITLE

5.1 Form

The Note Certificate in the form set out in Schedule 1 hereto (the “Note Certificate”) will be issued to the Noteholder in respect of its registered holding of the Convertible Notes. The Convertible Notes and the Note Certificate will be numbered serially with an identifying number which will be recorded on the relevant Note Certificate and in the Register of Noteholders which the Issuer will keep.

5.2 Title

Title to the Convertible Notes passes to the Noteholder only by the authorization and issuance of the Note Certificate and registration in the Register of Noteholders in accordance with this Agreement. So long as such registration in the Register of Noteholders is recorded without alterations pursuant to this Instrument, the Noteholder will (except as otherwise required by the Applicable Laws) be treated as the absolute owner of the Convertible Notes for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or the theft or loss of, the Note Certificate issued in respect of it (other than the endorsed form of transfer as described in Section 6)), and no Person will be liable for so treating the Noteholder.

6	TRANSFER OF CONVERTIBLE NOTES; ISSUANCE OF NOTE CERTIFICATE

6.1 Register of Noteholders

The Issuer shall cause to be kept at its registered office a register on which shall be entered the names and addresses of the Noteholder, the particulars of the Convertible Notes held by the Noteholder and of all transfer, conversion or cancellation of the Convertible Notes as well as the amount of outstanding Principal Amount and accrued interest owing to the Noteholder (the “Register of Noteholders”). The entries in the Register of Noteholders shall be conclusive evidence of the amounts due and owing to the Noteholder in the absence of manifest error. Notwithstanding anything to the contrary contained in this Instrument, the obligations under the Convertible Notes are registered obligations and the right, title and interest in and to such obligations shall be transferable only upon notation of such transfer in the Register of Noteholders. The Register of Noteholders shall be available for inspection by the Noteholder from time to time upon reasonable prior notice.

6.2 Transfers

(a)

Subject to Section 6.2(b) of this Instrument, the Convertible Notes may be transferred in whole or in part, at the Noteholder’s sole discretion any time prior to the full conversion of the Convertible Notes into Ordinary Shares of the Issuer or the consummation of a repurchase (and payment of the applicable Repurchase Price or the Early Repurchase Price, as applicable) of the Convertible Notes pursuant to this Instrument by delivery of the Note Certificate issued in respect of the Convertible Notes, with the endorsed form of transfer (in the form set out in Schedule 2 hereto, the acquirer of such transferred Convertible Notes, the “Transferee”) duly completed and signed by the registered Noteholder or his attorney duly authorized in writing, to the Issuer at the Designated Office together with such evidence as the Issuer may reasonably require to prove the authority of the individuals who have executed the endorsed form of transfer. The Noteholder shall cause the Transferee to agree in writing to be bound by the terms of this Instrument and to sign, execute and deliver a Joinder Agreement in the form of Schedule 4 hereto, whereupon the Issuer shall counter-sign, execute and deliver the same to the Transferee. Upon the execution of such Joinder Agreement, such Transferee will be bound, to the extent of the transferred Convertible Notes in its capacity as a “Noteholder,” by obligations under this Instrument as if it was a signing party hereof.

Upon the receipt of the executed endorsed form of transfer by the Noteholder and the executed Joinder Agreement by the Transferee, the Issuer shall (i) subject to Section 6.3, surrender the original Note Certificate held by the Noteholder; (ii) subject to Section 6.4, make necessary updated registrations in the Register of Noteholders to reflect the transfer; (iii) subject to Section 6.5, authorize and issue the new Note Certificates (in the form set out in Schedule 1 hereto) to the Noteholder and the Transferee respectively; and (iv) countersign and execute such form of transfer.

(b)

Notwithstanding anything to the contrary contained in this Section 6.2, without the prior written consent of the Issuer, the Initial Noteholder shall not transfer the Convertible Notes to more than three (3) Transferees; provided that, any transfer of the Convertible Notes by the Initial Noteholder to its Permitted Transferees shall not be subject to the foregoing limitation; provided further that, none of the Convertible Notes can be transferred to a Company Competitor.

6.3 Cancellation of Note Certificate

Upon the receipt of the executed endorsed form of transfer by the Noteholder and the executed Joinder Agreement by the Transferee, the Issuer shall cause the original Note Certificate held by the Noteholder surrendered for the purpose of transfer pursuant to this Section 6. The original Note Certificate delivered to the Designated Office shall be cancelled promptly by the Issuer, and no Note Certificate shall be issued to the Transferee therefor except as expressly permitted by Section 6.5.

6.4 Update of the Register of Noteholders

Upon the receipt of the executed endorsed form of transfer by the Noteholder and the executed Joinder Agreement by the Transferee, the Issuer shall, at its expense, cause the Register of Noteholders to be updated by including without limitation the names and addresses of the Transferee, the particulars of the transferred Convertible Notes held by the Transferee and of the remaining Convertible Note (if any) held by the Noteholder and the amount of outstanding Principal Amount and accrued interest owing to the Transferee and the Noteholder respectively upon the transfer.

6.5 Delivery of New Note Certificates

(a)

Each new Note Certificate to be issued upon a transfer, exchange or conversion of Convertible Notes shall, within five (5) Business Days of receipt by the Issuer of the endorsed form of transfer (in the form set out in Schedule 2 hereto) duly completed and signed, be made available for collection at the Designated Office or, if so requested in the endorsed form of transfer, be mailed by uninsured mail at the risk of the holder entitled to such new Note Certificate (but free of charge to such holder) to the address specified in the endorsed form of transfer.

(b)

Where only part of the Principal Amount of the Convertible Notes in respect of which a Note Certificate is issued is to be transferred, exchanged or convened, a new Note Certificate in respect of the remaining Convertible Notes not so transferred, exchanged or converted will, within five (5) Business Days of delivery of the original Note Certificate to the Issuer, be mailed by uninsured mail at the risk of the holder entitled to such remaining Convertible Notes not so transferred, exchanged or converted (but free of charge to such holder) to the address of the Noteholder appearing on the Register of Noteholders.

6.6 Formalities Free of Charge

Registration of a transfer of the Convertible Notes will be effected without charge by or on behalf of the Issuer.

7	NEGATIVE PLEDGE

7.1 Negative Pledge

So long as there are Outstanding Convertible Notes, the Issuer shall not, and the Issuer shall cause any of its Subsidiaries not to, take any of the following actions without the prior written consent by the Noteholder:

(a) create or permit to subsist, any mortgage, charge, pledge, lien or other form of encumbrance or security interest (“Security”) upon the whole or any part of its outstanding shares or equity interest, undertaking, assets or revenues, present or future, to secure any Debt Securities or other obligations or to secure any guarantee of or indemnity in respect of, any Debt Securities or other obligations, unless at the same time or prior thereto, the Issuer’s obligations under the Convertible Notes: (i) are secured equally and rateably therewith; or (ii) have the benefit of such other Security, guarantee, indemnity or other arrangement as is not materially less beneficial to the Noteholder, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Noteholder. Notwithstanding anything to the contrary in this Instrument, the existing share pledge made on the equity interest of the VIE Entity pursuant to the VIE Arrangements prior to the date of this Instrument shall not be deemed as a breach by the Issuer of this Section 7.1(a).

8	CONVERSION

8.1 Conversion Right

Subject as hereinafter provided, the Noteholder have the right to convert all or any portion of the Convertible Notes into Ordinary Shares at any time during the Conversion Period. The right of the Noteholder to convert the Convertible Notes into Ordinary Shares is called the “Conversion Right.”

(a)

Conversion Period: Subject to and upon compliance with the provisions of this Section, the Conversion Right attaching to any Convertible Notes may be exercised, at the option of the holder thereof, at any time on or after the Issue Date up to the close of business (at the place where the Note Certificate evidencing such Convertible Notes is deposited for conversion) of the fifth Business Day immediately preceding the Maturity Date (but, except as provided in Section 8.1(d), in no event thereafter) or, if such Convertible Notes shall have been called for repurchase, then up to the close of business (at the place aforesaid) on a date no later than five (5) Business Days (at the place aforesaid) prior to the date fixed for repurchase thereof (and subject to Section 8.1(d)) (the “Conversion Period”).

(b)

Fractions of Shares: Fractions of the Ordinary Shares will not be issued on conversion and no cash adjustments will be made in respect thereof. However, if the Conversion Right in respect of more than one Convertible Note is exercised at any one time such that the Ordinary Shares to be issued on conversion are to be registered in the same name, the number of such Ordinary Shares to be issued in respect thereof shall be calculated on the basis of the aggregate Principal Amount of such Convertible Notes being so converted and rounded down to the nearest whole number of Ordinary Shares. Notwithstanding the foregoing, in the event of a consolidation or re-classification of Ordinary Shares by operation of law or otherwise occurring after the Issue Date which reduces the number of the Ordinary Shares outstanding, the Issuer will upon conversion of the Convertible Notes, pay to the Noteholder in cash (in US Dollars) a sum equal to such portion of the Principal Amount of the Convertible Note or Convertible Notes evidenced by the Note Certificate deposited in connection with the exercise of Conversion Rights, aggregated as provided in Section 8.1(c), as corresponds to any fraction of a Ordinary Share not issued as a result of such consolidation or reclassification aforesaid if such sum exceeds $10. Any such sum shall be due and payable on the date the Ordinary Shares are delivered pursuant to Section 8.2(b).

(c)

Conversion Price: The number of the Ordinary Shares to be issued on conversion of a Convertible Note will be determined by dividing the Principal Amount of the Convertible Notes to be converted by the Conversion Price in effect at the Conversion Date. If more than one Convertible Note held by the same Noteholder is converted at any one time, the number of Ordinary Shares to be issued upon such conversion will be calculated on the basis of the aggregate Principal Amount of the Convertible Notes to be converted.

(d)

Revival and/or survival after Default: Notwithstanding the provisions of this Instrument, if (i) the Issuer shall default in making payment in full in respect of any Convertible Notes which shall have been called for repurchase on the date fixed for repurchase thereof; (ii) any Convertible Note has become due and payable prior to the Maturity Date pursuant to Section 12.2 by reason of the occurrence of any of the events referred to in Section 14; or (iii) any Convertible Note is not repurchased or converted on the Maturity Date in accordance with Section 12.1, the Conversion Right attaching to such Convertible Note will revive and/or will continue to be exercisable up to, and including, the close of business at the Designated Office on the date upon which the full amount of the money payable in respect of such Convertible Notes has been duly received by the Noteholder and, notwithstanding the provisions of this Instrument, any Convertible Note in respect of which the Note Certificate and Conversion Notice are deposited for conversion prior to such date shall be converted on the relevant Conversion Date notwithstanding that the full amount of the money payable in respect of such Convertible Notes shall have been received by the Noteholder before such Conversion Date or that the Conversion Period may have expired before such Conversion Date.

8.2 Conversion Procedure

(a)	Conversion Notice:

(i)

To exercise the Conversion Right attaching to any Convertible Note, the Noteholder must complete, execute and deposit at its own expense during normal office hours at the Designated Office a notice of conversion (a “Conversion Notice”) in duplicate in the form, set out in Schedule 3 to this Instrument, together with the relevant Note Certificate. A Conversion Notice deposited outside the normal office hours or on a day which is not a Business Day at the place of the Designated Office shall for all purposes be deemed to have been deposited with the Issuer during the normal office hours on the next Business Day following such day.

(ii)

The conversion date in respect of a Convertible Note (the “Conversion Date”) must fall at a time when the Conversion Right attaching to that Convertible Note is expressed in these Sections to be exercisable (subject to the provisions of Section 8.1(d) above) and will be deemed to be the Business Day immediately following the date of the surrender of the Note Certificate in respect of such Convertible Note pursuant to Section 6.3 and delivery of such Conversion Notice and, if applicable, any payment to be made or indemnity given under these Sections in connection with the exercise of such Conversion Right. A Conversion Notice once delivered shall be irrevocable and may not be withdrawn unless the Issuer consents in writing to such withdrawal.

(b)	Registration:

(i)

As soon as practicable, and in any event not later than five (5) Business Days after the Conversion Date, the Issuer shall, (x) in the case of Convertible Notes converted and in respect of which a duly completed Conversion Notice has been delivered and the relevant Note Certificate and amounts payable by the relevant Noteholder deposited or paid as required by Section 8.2(a) and 8.2(b), register the Person or Persons designated for the purpose in the Conversion Notice as holder(s) of the relevant number of Ordinary Shares in the Issuer’s Register of Members and (y) cause the share certificate with respect to the Ordinary Shares so converted to be delivered to the designated Person and at the place specified in the Conversion Notice, together with any other securities, property or cash required to be delivered upon conversion and such assignments and other documents (if any) as may be required by the Applicable Laws to effect the transfer thereof.

(ii)

If the Conversion Date in relation to any Convertible Note shall be after the record date for any issue, distribution, grant, offer or other event as gives rise to the adjustment of the Conversion Price pursuant to Section 8.3, but before the relevant adjustment becomes effective, upon the relevant adjustment becoming effective, the Issuer shall procure the issue to the converting Noteholder (or in accordance with the instructions contained in the Conversion Notice) such additional number of Ordinary Shares (or other asset, security, property or amount subject to issue, distribution, grant or offer or other event giving rise to such adjustment to the Conversion Price) as, together with the Ordinary Shares issued or to be issued on conversion of the relevant Convertible Notes, is equal to the number of Ordinary Shares which would have been required to be issued on conversion of such Convertible Notes if the relevant adjustment to the Conversion Price had been made and become effective immediately after the relevant record date (as calculated by the Issuer in accordance with these Sections).

(iii)

The Person or Persons designated in the Conversion Notice will become the holder(s) of record of the number of Ordinary Shares issuable upon conversion with effect from the date he is or they are registered as such in the Issuer’s register of members (the “Registration Date”). The Ordinary Shares issued upon conversion of the Convertible Notes will in all respects rank pari passu with the Ordinary Shares in issue on the relevant Registration Date. Save as set out in these Sections, a holder of Ordinary Shares issued on conversion of the Convertible Notes shall not be entitled to any rights the record date for which precedes the relevant Registration Date.

(iv)

If the record date for the payment of any Dividend or other distribution in respect of the Ordinary Shares is on or after the Conversion Date in respect of any Convertible Notes, but before the Registration Date (disregarding any retroactive adjustment of the Conversion Price referred to in this Section 8.2(b) prior to the time such retroactive adjustment shall have become effective), the Issuer will pay to the converting Noteholder or his designee an amount (the “Equivalent Amount”) equal to the Fair Market Value of any such Dividend or other distribution to which he would have been entitled had he on that record date been such a shareholder of record and will make the payment at the same time as it makes payment of the Dividend or other distribution, or as soon as practicable thereafter, but, in any event, not later than seven (7) days thereafter. The Equivalent Amount shall be wired to the bank account specified in the relevant Conversion Notice.

(c)	Updated Note Certificate:

In the event there is any Outstanding Convertible Notes upon the conversion of part of the Convertible Notes pursuant to Section 8, subject to Section 6.5, the Issuer shall execute and deliver to the Noteholder of the Note Certificate so surrendered with a new Note Certificate in an aggregate principal amount equal to the unconverted portion of the surrendered Convertible Notes, without payment of any service charge by the Noteholder.

8.3 Adjustments to Conversion Price

The Conversion Price will be subject to adjustment in the following events:

(a)

Consolidation, Subdivision or Reclassification: If and whenever there shall be an alteration in the number of Ordinary Shares outstanding as a result of a consolidation, subdivision, share split, reverse share split, reclassification or other alteration of the Issuer’s share capital, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before such alteration by the following fraction:

    A

B

where:

A	is the aggregate number of Ordinary Shares outstanding immediately before such alteration; and

B.	is the aggregate number of Ordinary Shares outstanding immediately after such alteration.

Such adjustment shall become effective on the date the alteration takes effect.

(b)

Capitalization of Profits or Reserves: If and whenever the Issuer shall issue any Ordinary Shares credited as fully paid to the Shareholders by way of capitalization of profits or reserves (including any share premium account) including Ordinary Shares paid up out of distributable profits or reserves and/or share premium account issued or if and whenever the Issuer otherwise shall make any share dividend, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before such issue by the following fraction:

    A

B

where:

A	is the aggregate number of Ordinary Shares outstanding immediately before such issue; and

B.	is the aggregate number of Ordinary Shares outstanding immediately after such issue.

Such adjustment shall become effective on the date of issue of such Ordinary Shares or if a record date is fixed therefor, immediately after such record date.

(c)

Capital Distribution and Dividends: If and whenever the Issuer shall pay or make any Capital Distribution or Dividend to the Shareholders (except where the Conversion Price is adjusted under Section 8.3(b) above), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before such Capital Distribution by the following fraction:

    A-B

A

where:

A	is the Benchmark Price of one Ordinary Share on the last Business Day preceding the date on which the Capital Distribution or the Dividend is declared; and

B.

is the Fair Market Value on the date of such issue of the portion of the Capital Distribution (or, in the case of a cash dividend, the amount of the portion of such dividend) attributable to one Ordinary Share.

Such adjustment shall become effective on the date that such Capital Distribution or Dividend is made.

(d)

Issues at less than Benchmark Price: If and whenever the Issuer shall issue or grant (i) any Ordinary Shares, (ii) any other securities which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for or purchase of, or to otherwise acquire, Ordinary Shares or (iii) any options, warrants or other rights to subscribe or purchase Ordinary Shares (in each case, other than the Ordinary Shares issued on the exercise of Conversion Rights or on the exercise of the Warrants or the options granted by the Issuer pursuant to the Existing ESOP Plan) in each case at a price per Ordinary Share which is less than the Benchmark Price on the last Business Day preceding the date of such issue or grant, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before such issue or grant by the following fraction:

    A+B

A+C

where:

A	is the aggregate number of the Ordinary Shares that are issued and outstanding immediately before the applicable issue or grant;

B

is the number of the Ordinary Shares that would be issued if the Issuer were to issue Ordinary Shares for a per share purchase price equal to the Benchmark Price per Ordinary Share and for aggregate consideration corresponding to the aggregate consideration receivable by the Issuer (or the minimum amount of such consideration receivable by the Issuer, if such consideration is subject to adjustment) for the Ordinary Shares to be issued or otherwise made available or, as the case may be, upon the conversion or exchange of such securities or the exercise of any such options, warrants or rights; and

C

is the aggregate number of additional Ordinary Shares issued or the maximum number of Ordinary Shares that may be issued upon conversion or exchange of such securities or exercise of such options, warrants or rights.

References to additional Ordinary Shares in the above formula shall, in the case of an issue of other securities or grant by the Issuer of options, warrants or other rights to subscribe for or purchase the Ordinary Shares, mean such Ordinary Shares to be issued, or otherwise made available, assuming that such securities are converted or exchanged in full or such options, warrants or other rights are exercised in full at the exercise price on the date of issue or grant of such options, warrants or other rights (or the lowest exercise price if such price is subject to adjustment).

Such adjustment shall become effective on the date of issuance of such additional Ordinary Shares or other securities or, as the case may be, the grant of such options, warrants or other rights.

(e)

Modification of Rights of Conversion etc: If and whenever there is any modification of the rights of conversion, exchange, subscription, purchase or acquisition attaching to any such securities as are mentioned in Section 8.3(d) above (other than in accordance with the existing terms applicable to such securities) so that the consideration per Ordinary Share (for the number of the Ordinary Shares available on conversion, exchange or subscription following the modification) is less than the Benchmark Price on the last Business Day preceding the date of such modification, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before such modification by the following fraction:

    A+B

A+C

where:

A.	is the aggregate number of the Ordinary Shares that are issued and outstanding immediately before such modification;

B.

is the number of Ordinary Shares that would be issued if the Issuer were to issue Ordinary Shares for a per share purchase price equal to the Benchmark Price per Ordinary Share and for aggregate consideration corresponding to the aggregate consideration receivable by the Issuer for the Ordinary Shares to be issued, or otherwise made available, on conversion or exchange or on exercise of the right of subscription, purchase or acquisition attached to the securities so modified (or, if lower, the existing conversion, exchange, subscription or purchase price of such securities); and

C.

is the maximum number of the Ordinary Shares to be issued, or otherwise made available, on conversion or exchange of such securities or on the exercise of such rights of subscription, purchase or acquisition attached thereto at the modified conversion, exchange, subscription or purchase price or rate approved by the Noteholder.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange, subscription, purchase or acquisition attaching to such securities.

(f)

IPO Without Reaching Target Pre-offering Per Share Price: If and whenever the Issuer consummates an IPO, where the pre-offering per share price of the Issuer in such IPO (on a fully diluted and as converted basis) is less than the Target Pre-offering Per Share Price, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the consummation of such IPO by the following fraction:

    A

B

where:

A.	is the pre-offering per share price of the Issuer in such IPO (on a fully diluted and as converted basis); and

B.	is the Target Pre-offering Per Share Price.

Such adjustment shall become effective on the date of consummation of the IPO.

(g)

Other Events: If either: (i) the rights of conversion, exchange, purchase or subscription attaching to any options, rights or warrants to subscribe for or purchase the Ordinary Shares or any securities convertible into or exchangeable for the Ordinary Shares or the rights carried by such securities to subscribe for or purchase the Ordinary Shares are modified (other than pursuant to, and as provided in, the existing terms and conditions of such options, rights, warrants or securities); or (ii) the Issuer determines that an adjustment should be made to the Conversion Price as a result of one or more events or circumstances not referred to in any other provisions of this Section 8.3 which in either case have or would have an effect on the position of the Noteholder as a class compared with the position of the holders of all the securities (and options, rights and warrants relating thereto) of the Issuer, taken as a class, which is analogous to any of the events referred to in Section 8.3(a) to 8.3(f) (including any demerger, spin-off or similar arrangement in respect of any business of the Issuer and its Subsidiaries), then, in any such case, the Issuer shall at its own expense request a leading investment bank of international repute (acting as experts), selected by the Issuer and approved by the Noteholder, to determine as soon as practicable what adjustment (if any) to the Conversion Price is fair and reasonable to take account thereof if the adjustment would result in a reduction in the Conversion Price, and the date on which such adjustment should take effect and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination provided that where the circumstances giving rise to any adjustment pursuant to this Section 8.3 have already resulted or will result in an adjustment to the Conversion Price or where the circumstances giving rise to any adjustment arise by virtue of circumstances which have already given rise or will give rise to an adjustment to the Conversion Price, such modification (if any) shall be made to the operation of the provisions of this Section 8.3 as may be advised by a leading investment bank of international repute (acting as experts), selected by the Issuer and approved by the Noteholder, to be in their opinion appropriate to give the intended result.

8.4 All costs, charges, Liabilities and expenses incurred in connection with the appointment, retention, consultation and remuneration of the investment banks appointed under these Sections shall be borne by the Issuer.

8.5 On any adjustment, the relevant Conversion Price, if not an integral multiple of one US Dollar, shall be rounded down to the nearest four decimal places of one US Dollar. No adjustment shall be made to the Conversion Price where such adjustment (rounded down, if applicable) would be less than one per cent of the Conversion Price then in effect. Any adjustment not required to be made, and any amount by which the Conversion Price has not been rounded down, shall be carried forward and taken into account in any subsequent adjustment notice of any adjustment shall be given to the Noteholder (in accordance with Section 16) as soon as practicable after the determination thereof.

8.6 The Conversion Price shall not be reduced in a manner such that, on conversion of Convertible Notes, the Ordinary Shares would be issued at a discount to their nominal value or the Ordinary Shares would be required to be issued in any other circumstances not permitted by the Applicable Laws then in force.

8.7 To the extent requested by the Noteholder, where more than one event which gives or may give rise to an adjustment to the Conversion Price occurs within such a short period of time that in the opinion of a leading investment bank of international repute (acting as experts), selected by the Noteholder, the foregoing provisions would need to be operated subject to some modification in order to give the intended result, such modification shall be made to the operation of the foregoing provisions as may be advised by a leading investment bank of international repute (acting as expert), selected by the Issuer and approved by the Noteholder, to be in its opinion appropriate in order to give such intended result.

8.8 No adjustment involving an increase in the Conversion Price will be made, except in the case of a consolidation or reverse share split of the Ordinary Shares as referred to in Section 8.3(a) above.

8.9 The Issuer shall give notice to the Noteholders in accordance with Section 16 of any change in the Conversion Price. Any such notice relating to a change in the Conversion Price shall set forth the event giving rise to the adjustment, the Conversion Price prior to such adjustment, the adjusted Conversion Price and the effective date of such adjustment.

9	UNDERTAKINGS

9.1 The Issuer undertakes and warrants, inter alia, that so long as there are any Outstanding Convertible Notes, except with the written approval of the Noteholder, it shall (and, where applicable, shall cause each of its Subsidiaries to undertake that it shall):

(a)

take, or cause to be taken, all actions (including any action that the underwriters may request) and do, or cause to be done, all things necessary, proper and advisable to consummate a Qualified IPO within twelve (12) months from the Issue Date;

(b)	continue to be primarily engaged in the core business in which it is engaged as at the date hereof;

(c)

use its best endeavors to obtain and maintain all necessary consents, licenses, approvals, permits and authorizations required for the ownership and operation of its business and comply with the terms of such consents, licenses, approvals, permits and authorizations in all material respects;

(d)	pay the expenses of the issue of, and all expenses of obtaining listing for, the Ordinary Shares arising out of the conversion of the Convertible Notes and the exercise of the Warrant;

(e)

comply with each and all obligations under the Shareholders Agreement and the Memorandum and Articles of Association, and not to change, amend, restate or otherwise modify the Shareholders Agreement or the Memorandum and Articles of Association (except for any such change, amendment, restatement or modification to the extent required for the consummation of the Qualified IPO and which would not adversely affect the rights of any shareholder of the Issuer in a disproportionate manner by comparison to the manner in which it affects other shareholders of the Issuer);

(f)

comply in all material respects with all the rules, regulations and requirements of the Applicable Stock Exchange where the Issuer consummates the IPO and, prior to the delivery of any securities that the Issuer shall be obligated to deliver upon conversion of the Convertible Notes or the exercise of the Warrants, comply with all Applicable Laws requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority;

(g)	comply with all the Applicable Laws, including without limitation, the Foreign Corrupt Practices Act 1977, as amended, or any other applicable anti-corruption legislation;

(h)

reserve, free from any pre-emptive or other similar rights, out of its authorized but unissued ordinary share capital, the full number of the Ordinary Shares (and upon the IPO of the Issuer, the Ordinary Shares for purposes of issuance of ADSs) liable to be issued on conversion of the Convertible Notes and exercise of the Warrants from time to time and will ensure that all the Ordinary Shares will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Noteholder);

(i)

following the consummation of the Qualified IPO under clause (a) of such definition (or any other IPO, when applicable), comply with the applicable terms of the deposit agreement so that ADSs representing Ordinary Shares issued upon conversion of the Outstanding Convertible Notes will be executed by the ADS depositary and delivered to the Noteholder as required hereby and the deposit agreement;

(j)

not make any offer, issue or distribution or take any action the effect of which would be to reduce the Conversion Price below the par value of the Ordinary Shares of the Issuer, provided always that the Issuer shall not be prohibited from purchasing its Ordinary Shares to the extent permitted by the Applicable Law; and

(k)	not take any of the actions set out in Schedule 6 without the prior written consent of the director appointed by the Noteholder pursuant to the Purchase Agreement;

provided that, the undertakings under Section 9.1(a) and Section 9.1(e) shall terminate upon consummation of a Qualified IPO.

9.2 Notice of Default of Undertakings

The Issuer shall give a written notice to the Noteholder in accordance with Section 16 of any default by the Issuer or any of its Subsidiaries against undertakings under Section 9.1. Any such notice should be delivered to the Noteholders within three (3) Business Days upon the occurrence of the defaults under Section 9.1 and include reasonable details of the event giving rise to the default.

10	REGISTRATION RIGHTS

10.1 Notwithstanding anything to the contrary as provided in the Third Amended and Restated Shareholders Agreement of the Issuer, dated March 29, 2018 by and among the Issuer and its Shareholders (as amended and restated from time to time, the “Shareholders Agreement”), the Noteholder shall have with respect to any and all of the Ordinary Shares issued upon the conversion of the Convertible Notes pursuant to this Instrument, the registration rights specified in the Registration Rights Agreement and shall bear the corresponding obligations thereto.

11	PAYMENTS

11.1 Principal and Premium

(a)

Any and all principal amount of the Outstanding Convertible Notes remaining unpaid, together with all interest accrued but unpaid thereon, automatically and unconditionally shall be due and payable in full in cash on the Maturity Date unless previously converted, exchanged, redeemed, repurchased or otherwise cancelled. Payment of principal, premium, interest (including the Annual Interest and the Catch-up Interest), and all other amounts payable under these Sections, will be made by transfer to the designated account of the Noteholder. Payment of principal and interest will only be made after surrender of the relevant Note Certificate at the Designated Office.

(b)	When making payments to Noteholder, fractions of one US Dollar will be rounded down to the nearest US Dollar.

11.2 Registered Accounts

For the purposes of this Section 11, the Noteholder’s registered account means the USD account maintained by or on behalf of the Noteholder as the Noteholder may notify to the Issuer from time to time, details of which appear on the Register of Noteholders on the second Business Day before the due date for payment.

11.3 Fiscal Laws

All payments are subject in all cases any Applicable Laws in the place of payment. No commissions or expenses shall be charged to the Noteholder in respect of such payments.

11.4 Payment Initiation

Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Business Day, for value on the first following day which is a Business Day) will be initiated, or, in the case of a payment of principal, if later, on the Business Day on which the relevant Note Certificate is surrendered at the Designated Office.

11.5 Default Interest, and Delay in Payment

(a)

If the Issuer fails to pay any sum in respect of the Convertible Notes when the same becomes due and payable under these Sections, interest shall accrue on the overdue sum at the rate of ten percent (10%) per annum from the due date and ending on the date on which full payment is made to the Noteholder in accordance with the Sections. Such default interest shall accrue on the basis of the actual number of days elapsed and a 360- day year.

(b)

Noteholder will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due if such delay is caused solely because the due date is not a Business Day, if the Noteholder is late in surrendering its Note Certificate (if required to do so).

(c)	If an amount which is due on the Convertible Notes is not paid in full, the Issuer will annotate the Register of Noteholders with a record of the amount (if any) in fact paid.

12	REPURCHASE AND CANCELLATION

12.1 Repurchase on the Maturity Date

Unless previously repurchased, converted or purchased and cancelled as provided herein, the Issuer shall repurchase all of the Convertible Notes from the Noteholder by paying the Repurchase Price on the Maturity Date. The “Repurchase Price” means an amount equal to the sum of the Principal Amount of the Outstanding Convertible Notes on the Maturity Date and the accrued and unpaid interest in accordance with Section 4.1 and Section 4.2.

12.2 Early Repurchase

(a)

Prior to the Maturity Date, the Noteholder shall have the right, at its option, to require the Issuer to repurchase all or part of the Convertible Notes at an Early Repurchase Price by delivering a Repurchase Notice to the Issuer if any Event of Default occurs. For the purpose of this Section 12.2, the “Early Repurchase Price” shall be the higher of (i) one hundred and twenty per cent (120%) of the Principal Amount of the Convertible Notes to be repurchased as of the date of the Repurchase Notice, and (ii) an amount that would yield to the Noteholder an internal rate of return at twenty per cent (20%) per annum in respect of the Principal Amount of the Convertible Notes to be early repurchased. Notwithstanding anything to the contrary in the foregoing sentence, in the event of a Liquidation Event of the Issuer, the Noteholder shall be entitled to a repurchase price which shall be the higher of (i) the conversion proceeds (as if the Noteholder converts all of the outstanding Convertible Notes pursuant to Section 8 immediately before the Liquidation Event); and (ii) the Early Repurchase Price.

(b)

In the event that the Issuer is obligated to make any payment or distribution to its Shareholders as a result of such Shareholders’ exercise of redemption right or compensation right pursuant to the Shareholders’ Agreement (including without limitation, the redemption obligation of the Issuer pursuant to Section 7.2 and Section 7.3 therein and the compensation obligation of the Issuer pursuant to Section 11 therein) (such event, a “Shareholder Payment Event”), the Issuer shall provide written notice to the Noteholder as soon as possible but no later than two (2) Business Days from the Issuer’s receipt of the first notice or request from the Issuer’s Shareholders requesting the applicable Shareholder Payment Event, and, no later than twenty (20) Business Days prior to the intended date of redemption or compensation payment by the Issuer, provide a second written notice to the Noteholder setting forth: (i) the intended date of redemption or compensation payment, (ii) the intended amount of redemption or compensation payment, and (iii) the intended recipient of such redemption or compensation payment, as applicable. The Noteholder may by notice in writing given to the Issuer at the Designated Office by the holder, declare the early repurchase of all or part of the Convertible Notes, whereupon such Convertible Notes shall become immediately due and payable by the Issuer without further formality at the applicable Early Repurchase Price. The Issuer hereby unconditionally and irrevocably agrees that (i) the Convertible Notes and the Noteholders’ right to the Repurchase Price (or the Early Repurchase Price, as applicable) pursuant to this Section 12 shall rank senior in right of payment to any claim by the Issuer’s Shareholders (including holders of Preferred Shares) for such Shareholder Payment Event; and (ii) if any Shareholder Payment Event gives arises to a Liquidation Event, the Noteholder’s right to payment as calculated pursuant to Section 12.2(a) above shall rank senior in right of payment to any claim by the Issuer’s Shareholders (including holders of Preferred Shares) by way of liquidation preference as provided in the Memorandum and Articles of Association.

12.3 Cancellation of the Repurchased Convertible Notes

All of the Convertible Notes which are repurchased by the Issuer will forthwith be cancelled promptly upon the consummation of the repurchase pursuant to this Section 12, and such repurchased Convertible Notes shall not be reissued or resold.

12.4 Repurchase Notices

All notices to Noteholder given by or on behalf of the Issuer pursuant to this Section 12 (the “Repurchase Notice”) will be given in accordance with Section 16, and without prejudice to the other content requirements set out in this Section 12, specify the following information:

(a)	the event that gives rise to the repurchase;

(b)	the certificate number of the Note Certificate to be delivered for repurchase;

(c)	the amount of the Principal Amount of the Convertible Notes to be repurchased;

(d)	the Repurchase Price or the Early Repurchase Price (as applicable) as at the date of the relevant notice;

(e)	the date for repurchase;

(f)	the manner in which repurchase; will be effected; and

(g)	the aggregate Principal Amount and corresponding interest of the Outstanding Convertible Notes at the date of the notice for repurchase.

Notwithstanding anything herein to the contrary, the Noteholder shall have the right to withdraw, in whole or in part, the repurchase notice that has been delivered to the Issuer pursuant to this Section 12.4 at any time prior to the date for repurchase stated in the notice by delivery of a written notice of withdrawal to the Issuer.

12.5 Waiver

The Issuer covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Instrument and the other Transaction Documents; and the Issuer, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Noteholders, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

13	TAXATION

13.1 Gross-Up

(a)

All payments, whether of principal, premium or otherwise made by the Issuer will be made free from any restriction or condition and be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the PRC, the Cayman Islands or any authority thereof or therein having power to tax, unless deduction or withholding of such taxes, duties, assessments or governmental charges is compelled by law. In such event, the Issuer will pay such additional amounts as will result in the receipt by the Noteholder of the net amounts after such deduction or withholding equal to the amounts which would otherwise have been receivable by them had no such deduction or withholding been required.

14	EVENTS OF DEFAULT

14.1 If any of the following events (an “Event of Default”) occurs:

(a)

a default is made by the Issuer in the payment of any principal, premium, interest (including the Annual Interest or Catch-up Interest) or any other amount due in respect of the Convertible Notes within five (5) Business Days from the due date after payment (except where failure to pay is caused by administrative or technical error and payment is made within five days of its due date);

(b)

failure by the Issuer to deliver the Ordinary Shares as and when such Ordinary Shares are required to be delivered following conversion of a Convertible Note or an exercise of the Warrants and such failure continues for a period of ten (10) days;

(c)

(i) the Issuer fails to perform or comply with one or more of its other obligations in the Convertible Notes or other Transaction Documents or (ii) there is a material breach or inaccuracy with respect to any representation or warranty made by the Issuer in the Convertible Notes or other Transaction Documents, in each case, which failure, breach or inaccurary is incapable of remedy or, if capable of remedy, is not remedied within twenty one (21) days after written notice of such failure, breach or inaccuracy shall have been given to the Issuer by a Noteholder; the Issuer or any of its Significant Subsidiaries is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts as they fall due or takes any proceeding under any law for readjustment or deferment of its obligations or any part of them or makes or enters into a general assignment or an arrangement or composition with or for the benefit of its creditors generally or by reason of actual financial difficulties commences negotiation with its creditors generally with a view to rescheduling any or all of its debts, or proceedings for any of the foregoing are initiated and are not discharged or stayed within a period of thirty (30) days;

(d)

any final judgment or order for the payment of money in excess of $10,000,000 (or the equivalent thereof) in the aggregate for all such final judgments or orders shall be rendered against the Issuer or any of its Subsidiaries and shall not be bonded, paid or discharged for a period of ninety (90) days following such judgment during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(e)

(i) any other present or future Financial Indebtedness of the Issuer or any of its Subsidiaries for or in respect of monies borrowed or raised becomes due and payable prior to its stated maturity by reason of any event of default or the like (howsoever described); or (ii) any such Financial Indebtedness is not paid when due or, as the ease may he, within any applicable grace period; or (iii) the Issuer or any of its Subsidiaries fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any money borrowed or raised, provided that the aggregate amount of the relevant Financial Indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in this Section 14.1(e) have occurred equals or exceeds $10,000,000 or its equivalent over any given 12-month period;

(f)

a litigation, investigation, distress, attachment, execution or other legal process is levied, enforced or sued out on or against any material part of the property, assets or revenues of the Issuer or any of its Subsidiaries, which is reasonably be expected to result in a material adverse effect on the Issuer or any of its Significant Subsidiaries, and is not discharged or stayed within thirty (30) days;

(g)

an order is made or an effective resolution passed for the winding-up dissolution, judicial management or administration of the Issuer or any of its Significant Subsidiaries, or the Issuer or any of its Significant Subsidiaries ceases or threatens to cease to carry on all or substantially all of its business or operations, except for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation (a) on terms approved by the Noteholder, or (b) in the case of a Significant Subsidiary of the Issuer, whereby the undertaking and assets of such Subsidiary are transferred to or otherwise vested in the Issuer or another of its Subsidiaries;

(h)

an encumbrancer takes possession or an administrative or other receiver or an administrator is appointed of the whole or any substantial part of the property, assets or revenues of the Issuer or any of its Significant Subsidiaries (as the case may be) and is not discharged within 30 days;

(i)	it is or will become unlawful for the Issuer to perform or comply with any one or more of its obligations under any of the Transaction Documents;

(j)

any step is taken by any person that could reasonably be expected to result the seizure, compulsory acquisition, expropriation or nationalization of all or a material part of the assets of the Issuer or any of its Significant Subsidiaries, which is material to the Issuer and its Subsidiaries as a whole;

(k)	any Liquidation Event, save for those transactions approved by the Noteholder;

(l)	any Shareholder Payment Event;

(m)

any noncompliance or breach of the Issuers’ obligations under this Instrument (including the negative pledge in Section 7.1 and undertakings in Section 9) or any other Transaction Documents, which noncompliance or breach is incapable of remedy or, if capable of remedy, is not remedied within thirty (30) days after written notice of such noncompliance or breach shall have been given to the Issuer by the Noteholder;

(n)

any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing or registration) at any time required to be taken, fulfilled or done in order; (i) to enable the Issuer lawfully to exercise its rights and perform and comply with its obligations under the Convertible Notes; or (ii) to ensure that these obligations are legally binding and enforceable, is not taken, fulfilled or done; or

(o)	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs of this Section 14.1;

the Issuer shall immediately notify the Noteholder in writing upon its awareness of the occurrence of any of the Event of Default. The Noteholder may by delivering a Repurchase Notice to the Issuer at the Designated Office, declare the early repurchase of all or part of the Convertible Notes pursuant to Section 12.2.

15	REPLACEMENT OF NOTE CERTIFICATES

If any Note Certificate is mutilated, defaced, destroyed, stolen or lost, it may be replaced at the Designated Office upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Note Certificates must be surrendered before replacements will be issued.

16	NOTICES

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Instrument shall be in writing to the number or address set forth in Register of Noteholders and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other parties, upon delivery; (b) when sent by facsimile or electronic mail at the number or address upon receipt of confirmation of error-free transmission or, in the case of electronic mail, upon such mail being sent unless the sending party subsequently learns that such electronic mail was not successfully delivered; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 16 by giving the other parties written notice of the new address in the manner set forth above.

17	GOVERNING LAW AND JURISDICTION

17.1 This Instrument, as to which time shall be of the essence, is governed by and shall be construed in accordance with the law of the State of New York.

17.2 All disputes arising out of or in connection with this Instrument shall be submitted to the Hong Kong International Arbitration Centre and shall be finally settled and resolved under the Hong Kong International Arbitration Centre Administered Arbitration Rules by three arbitrating appointed in accordance with the said Rules. The place of arbitration shall be Hong Kong and the language to be used in the arbitral proceedings shall be English. Nothing in this clause shall prevent any party at any time seeking any interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings.

18	OTHER PROVISIONS

18.1 Clause 12 (Confidentiality), Clause 14 (Announcements), Clause 16 (Amendment and Assignment), Clause 18 (No Advisory or Fiduciary Responsibility), Clause 19 (Severability), Clause 20 (Entire Agreement) and Clause 21 (Counterparts) of the Purchase Agreement shall apply to this Instrument mutatis mutandis as if set out in full herein.

IN WITNESS WHEREOF, the Issuer has caused its duly authorized representatives to execute this Instrument as of the date and year first above written.

Meili Auto Holdings Limited

By:	/s/ SUN Yun

Name: SUN Yun
Title: Director

Signature Page of Convertible Note Instrument

IN WITNESS WHEREOF, the Noteholder has caused its duly authorized representatives to execute this Instrument as of the date and year first above written.

Synergy Investment Co. Ltd

By:	/s/ ZHAO Xiaozheng

Name: ZHAO Xiaozheng
Title: Director

Signature Page of Convertible Note Instrument